FAN ENERGY INC.
1801 Broadway, Suite 720 ° Denver, Colorado 80202-3835 °Tel: (303) 296-6600 ° Fax: (303) 296-2433

January 5, 2001

VIA FACSIMILE

Mr. John Shebanow
5355 Capital Court, Suite 108
Reno, Nevada 89502

                         Re:         Purchase of Manufacturing Assets

Dear Mr. Shebanow:

        This letter constitutes the definitive agreement pursuant to which Fan Energy Inc., a Nevada corporation (“Fan”), will purchase certain rights, property and assets from you and persons or entities with which you are associated or who will join you in the transaction described in this letter agreement (together the “Sellers”). The purchase by Fan of the assets described in this agreement shall be subject to the following agreements, terms and conditions.

        For consideration, the receipt and sufficient of which is hereby acknowledged by Fan and the Sellers, it is agreed as follows:

         1. Identification of Sellers. The Sellers, from whom Fan will acquire the Assets (as described below), are those persons and entities described on Exhibit A attached hereto and incorporated herein by reference.

         2. Description of Assets. The assets, rights and property which Fan will purchase from the Sellers at the Closing (hereafter the “Assets”), are described in detail on Exhibit B attached hereto and incorporated herein by reference. The parties agree that Exhibit B shall be modified from time to time to add various items of equipment, parts or other miscellaneous assets intended by the parties to be included in the purchase by Fan but which were inadvertently omitted from Exhibit B.

         3. Agreement to Sell and Purchase. At the Closing, Fan agrees to purchase and Sellers agree to sell to Fan, the Assets for the purchase price described below.

         4. Purchase Price. As consideration for the purchase of the Assets, at the Closing, Fan shall issue to the Sellers a total of nineteen million two hundred fifty thousand (19,250,000) shares of Fan’s restricted common stock (the “Shares”). The Shares shall be issued to each of the Sellers in the amounts set forth on Exhibit A. The Sellers represent and agree with and among each of the other Sellers and with Fan that each Seller agrees to accept the number of shares of Fan common stock set forth on Exhibit A as full consideration to the Seller for all of his or its right, title and/or interest in and to any and all of the Assets.

         5. Conveyance of Assets. At the time of Closing (as defined below) the Assets shall be transferred, assigned and conveyed to Fan free and clear of any liens, restrictions, claims of third parties or other obligations whatsoever except as is specifically referred to in this Agreement, or noted in writing on Exhibit B. The parties acknowledge that certain of the Assets are owned by certain of the Sellers and that not all of the Sellers hold an ownership or other interest in some of the Assets. What the parties intend is that each Seller with a direct or beneficial ownership interest in any of the Assets shall transfer, assign and convey all of his right, title and/or interest in the Assets to Fan. Until and unless a separate document of conveyance is executed and delivered, this Agreement may be deemed by the parties to constitute a formalization of the transfer by each of the Sellers to Fan of all ownership interests in the Assets. It is understood and agreed that the individual Sellers may, for the purpose of this transaction pool all, some or none of their assets into one entity for tax purposes prior to the formalization of the transfer of assets to Fan.

         6. Lien on Shares. Each of the Sellers acknowledges and agrees that those Shares Listed as Security Shares on Exhibit A shall be subject to a security interest and lien in favor of Fan to secure the prompt payment in full of promissory notes dated January 5, 2001, as summarized on Exhibit C attached hereto and incorporated herein by reference (“Promissory Notes”), from one investor, totaling [$600,000] in principal amount, due in three equal payments of principal and accrued interest and required to be paid in full on or before May 16, 2001. By signing this Agreement, that one investor shall be deemed to create a security interest and lien in the Shares identified as Security Shares on Exhibit A to secure payment in full of all of the Promissory Notes. The investor agrees that while the Shares shall be issued as described on Exhibit A at the Closing, possession of certificates representing the Security Shares shall be retained by Fan until such time as all of the Promissory Notes have been paid in full. If for any reason any of the Promissory Notes shall be in default, then Fan may, upon 10 days written notice to the Sellers, foreclose upon any or all of the Security Shares in accordance with the Uniform Commercial Code as adopted in Nevada.

         7. Representations and Warranties of the Sellers. Except as disclosed in writing to Fan (which disclosure shall be attached to, and become a part of, this Agreement), the Sellers joint and severely represent and warrant to Fan as follows:

(a) Authority. This Agreement and the conveyance and transfer of the Assets to Fan has been duly authorized, executed and delivered by, and is a valid and binding agreement of, each of the Sellers, enforceable in accordance with its terms, and no further action, approvals or consents are necessary on the part of any of the Sellers or any equity interest holder in any of the Sellers or any governmental agency, or otherwise, to make this Agreement valid and binding upon the Sellers in accordance with the terms of this Agreement, or to enable Sellers to perform this Agreement and the transactions contemplated hereby.

(b) Title to Assets; Encumbrances. The Assets are all located at the address set forth on the first page of this Agreement and constitute all of the real, personal, intangible and intellectual property necessary for Fan to engage in the 3.5” Micro Floppy Disk finish manufacturing business which Fan intends to conduct using the Assets after the Closing of this transaction. No property or assets held by any of the Sellers which are necessary or useful for the conduct of such business by Fan following the Closing have been withheld or deleted from Exhibit B and all such Assets shall be included in Exhibit B. The Sellers have good and marketable title to all of the Assets to be conveyed and transferred to Fan, whether real, personal, mixed, tangible, intangible or intellectual property and all of the Assets are free and clear of restrictions on, or conditions to, transfer or assignment, and are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions. The Assets will be acquired by Fan free and clear of any adverse claims, liens, charges, encumbrances whatsoever.

(c) Leases. The real estate lease for the real property where the Assets described on Exhibit B are housed are valid and binding obligations of APG Associates, LLC is in full force and effect and has a remaining term not less than one year and that there are reasonable extensions available. The real estate lease may be assigned to Fan in accordance with the terms of the lease or pursuant to written approval from the lessors, and the current lessees under such leases may remain secondarily liable for the obligations under the lease. As of the date of Closing, no party to any of the leases is in default with respect to any term or condition thereof, and no event has occurred or is expected to occur which, with the passage of time or the giving of notice, or both, would constitute a default thereunder, or would cause acceleration of any obligations of any party thereto or the creation of a lien or encumbrance upon any properties or the Assets of any of the Sellers nor of Fan following the Closing. The lease does not contain any provisions which, as a result of, or after the sale of the Assets to Fan, would hinder or prevent Fan from continuing to use any of the properties or the Assets in the manner in which they are intended to be used as described in this Agreement, or would impose additional costs as a condition to their continued effectiveness.

(d) Costs of Assets. The Sellers reasonably believe that the net auditable cost to the Sellers for all of the Assets is at least $3.75 million and the Sellers reasonably believe that the fair market value of all such Assets, taken together, would be approximately that amount.

(e) Taxes. Any property, real estate, or similar taxes which have been assessed or to which any of the Assets may be subject, have been paid in full through the date of the last required payment, and Sellers have disclosed to Fan all of such taxes applicable to the Assets, and there are no other taxes or similar charges applicable against any of the Assets.

(f) Insurance. The principal components of the Assets are insured for appropriate coverage from fire, liability and other appropriate coverages, or are insurable and will be placed under appropriate insurance coverage within 30 days following the Closing; the insurance contracts are assignable to Fan and Fan will become a named beneficiary under all applicable policies within 30 days from the Closing.

(g) Compliance With Law. To the knowledge of any of the Sellers, there has not been, and there is not now existing, any violation of any federal, state or local laws, regulations or orders relating to the use of the Assets, or the planned business of manufacturing and selling 3.5" micro floppy disks, and all licenses, permits and certificates from appropriate governmental agencies necessary for the conduct of the 3.5” micro floppy disks manufacturing business at their present location have been properly applied for and have either been received or are expected to be received in the ordinary course of business. No claim has been made by any governmental authority (and no such claim is anticipated by any of the Sellers) to the effect that the proposed business be conducted by Fan following the Closing fails to comply, in any respect, with any law, rule, regulation or ordinance, or that a license, permit or order is necessary with respect thereto.

(h) Litigation and Proceedings. There are no actions, suits, proceedings or investigations, pending or, to the knowledge of any of the Sellers, threatened against or effecting the Assets or the use by any of the Sellers of any of the Assets, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, and no Seller knows of any valid basis for any such action, suit, proceeding or investigation. None of the Assets is subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

(i) Truth of Representations and Warranties. No representation, warranty or statement made, or information provided by any of the Sellers in this Agreement or any written disclosure relating to any aspect of this Agreement, including the above representations and warranties, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading in light of the circumstances in which such statements are or will be made.

         8. Representations and Warranties of Fan. Fan represents and warrants to the Sellers as follows:

(a) Organization and Related Matters. Fan is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and is authorized to conduct business as a foreign corporation in the states of Colorado and California. Fan has the power and authority under its corporate charter to carry on its business as now being conducted and to acquire the Assets and enter into the business of developing, marketing and manufacturing 3.5” micro floppy disks.

(b) Authorization of Transaction. In accordance with the Articles of Incorporation and the Bylaws of Fan, the Board of Directors of Fan have duly adopted resolutions authorizing this Agreement and the purchase of the Assets. This Agreement has been duly executed and delivered by, and is a valid and binding agreement of, Fan enforceable in accordance with its terms, and no further action, approvals or consents are necessary on the part of Fan, including any review or approval by stockholders of Fan.

(c) Public Reporting Entity. Fan is, and has been since 1999, a public reporting corporation which files annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K under the Securities Exchange Act of 1934, as amended. All such reports have been timely filed through the date hereof. Fan has delivered or made available to each of the Sellers copies of Fan’s most recent Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 and the Annual Report on Form 10-KSB for the fiscal year of Fan ended December 31, 1999. The information in the financial statements, including the capitalization of Fan, included in such reports is complete, accurate and in compliance with applicable regulations.

(d) Authorization of Shares. Fan is authorized to issue the Shares as described on Exhibit A. The Shares shall be “restricted securities” as such term is defined in Rule 144 adopted under the Securities Act of 1933, as amended, and may not be sold, conveyed, transferred or hypothecated by any of the Sellers until and unless the Shares are registered under the Act or the sale or transfer would be exempt from the registration requirements of the Act in the reasonable determination of Fan.

(e) Control of Board of Directors. No later than the date which is 10 days following notification of Fan’s stockholders that it intends to do so, Fan shall appoint three persons designated by Sellers to the Board of Directors of Fan. At the Closing, John J. Shebanow shall be appointed as the President of Fan. Until the new members of the Board of Directors are appointed, Fan shall take no action inconsistent with the completion of the purchase described in this Agreement and entering into the business of developing, manufacturing and marketing 3.5” micro floppy disks nor expend any material amount of funds otherwise than was in the ordinary course of Fan’s business prior to the Closing or implementation of the floppy disk business.

         9. Conduct of Business Pending the Closing. Between the date of this Agreement and the Closing, and except as otherwise consented to by Fan and the Sellers in writing, the Sellers shall cause the Assets to be maintained in their present location and in their present condition and Fan shall take no action other than in the ordinary course of its business as it existed prior to the completion of this Agreement and otherwise inconsistent with the matters described in this Agreement. No party will take any action of any nature which would make, or might tend to make, any of the representations or warranties set forth in this Agreement inaccurate or incomplete at the time of the Closing.

         10. Independent Evaluation of Assets. Promptly upon completion of the Closing, the parties shall arrange for a qualified independent evaluator, reasonably acceptable to Fan and its independent outside auditors, to conduct an independent appraisal or other evaluation of all of the Assets on an item-by-item basis on the assumption that the Assets will be used to conduct the business of developing, manufacturing and marketing 3.5” micro floppy disks. The parties shall use their best reasonable efforts to complete such an evaluation by no later than February 20, 2001. If the fair market value of all the Assets, valued in a manner which will permit Fan to include that amount on its Balance Sheet following the Closing, taken together or independently, whichever is higher, as established by the evaluation, is less than $1.95 million, then the Sellers shall be obligated to pay to Fan an amount of cash equal to the difference between $1.95 million and the permitted carrying value for all of the Assets on Fan’s audited Balance Sheet within one (1) year from the date of the evaluation. The cash which would be required to be paid by the Sellers to Fan in such event shall be paid pro rata by the Sellers in accordance with the relative number of the Shares to be issued to each by Fan in the transaction. Each of the Sellers hereby agrees that Fan shall have a lien against the number of Shares, at $0.10 per share, that are necessary to equal to the amount calculated under this Section, if any such amount shall become payable, in order to enforce the obligation of the Sellers to pay any amount due as a result of an unsatisfactory evaluation as described in this Section.

        Fan shall pay fees and expenses of the qualified evaluator who appraises the Assets as described in this Section.

         11. Purchase for Investment. In connection with the acquisition of the Shares, each of the undersigned Sellers represents and warrants the following to Fan:

(a) Purchase for Investment. Each Seller is purchasing the number of Shares set forth opposite Sellers’ name on Exhibit A for such person’s own account for investment purposes, and not on behalf of any other person or entity and not with a view towards any distribution in violation of applicable securities laws.

(b) Restricted Securities. Acquisition of the Shares is made without registration under the Securities Act of 1933, as amended, pursuant to an exemption from the registration requirements of the Act and exemption from registration or qualification requirements under applicable state laws. Each Seller acknowledges the following restrictions applicable to the Shares being issued pursuant to this Agreement:

(i) The Seller understands that an investment in the Shares is illiquid and that there is not now and may never by a trading market in the Shares;

(ii) Seller cannot sell or otherwise transfer the Shares unless and until the securities have been registered under the Act and any applicable state securities laws or unless exemptions from such registration requirements are applicable to the reasonable satisfaction of Fan;

(iii) The following restrictive legend will be placed on certificates evidencing the Shares:

The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”), or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the company.

(iv) The Shares are restricted securities as that term is defined under the Act and no Seller will be able to sell any of such securities without compliance with the terms of the Act and any applicable state securities laws; and

(v) No Seller has any right to require Fan to register the securities under federal or state securities laws at any time or to join in any future registration thereof.

(c) Accredited Investor. Each Seller qualifies as an "accredited investor" as such term is defined under Regulation D adopted under the Securities Act of 1933, as amended.

(d) Access to Information. Each Seller has had full access to all publicly filed information concerning the business and affairs of Fan and has received such information concerning the financial and business condition of Fan and its present and planned business, its officers and directors and the potential risks which Fan will face as it attempts to enter into the business of developing, manufacturing and marketing 3.5” micro floppy disks. Accordingly, each Seller has received or had access to all information which the Sellers, individually and collectively, deemed to be material to the investment decision by each Seller to enter into this transaction and to receive the Fan Shares.

         12. Nature and Survival of Covenants, Representations and Warranties. All of the covenants, representations and warranties set forth in this Agreement shall remain in full force and effect for a period of 24 months from the Closing regardless of any investigation, verification or approval by any party hereto or by anyone or on behalf of any party hereto.

         13. Conditions to Closing. The obligations of the parties to complete the transaction at the Closing shall be subject to the following conditions:

(a) Accuracy of Representations and Warranties. All representations and warranties by the Sellers and by Fan shall be true and correct on and as of the Closing as though made at that time.

(b) No Material Adverse Changes. Through the Closing, there shall not have been any material adverse changes in the financial condition or the results of operations of Fan, and none of the Assets shall have been subject to any material adverse changes, whether or not insured, which materially affects the value or utility of the Assets.

(c) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to the title to any of the Assets shall have been instituted or threatened on or before the Closing.

         14. Closing.

(a) Date and Place. The transfer of title of the Assets to Fan and the issuance of the Shares to the Sellers (the “Closing”) shall take place at the earliest practicable date but not later than January 5, 2001 (the “Closing Date”). The Closing shall take place at the offices of William Grafham in Scottsdale, Arizona.

(b) Sellers’ Obligations at Closing. At the Closing, the Sellers shall deliver to Fan any and all Bills of Sale, assignments of title, title certificates, assignments of right and other indicia of transfer of title as Fan shall reasonably request relating to all of the Assets and all other assets intended to be included in the sale by Sellers to Fan. Preparation and delivery or specific title transfer instruments for each Asset may be deferred for up to 15 days; in such event this Agreement shall be deemed by the parties to constitute an assignment and transfer of all of the Assets.

(c) Fan's Obligation at Closing. At the Closing, Fan shall issue the Shares as described on Exhibit A. Fan shall retain possession of all such certificates as described elsewhere in this Agreement. John Shebanow shall be elected the President of Fan.

(d) Documents of Further Assurance. Each of the Sellers agrees and undertakes that upon any request from Fan, any requested Seller shall immediately sign, acknowledge and deliver to Fan any document or instrument reasonably required to properly evidence the transfer, assignment or conveyance of any of the Asset to Fan.

         15. Indemnification. Each of the Sellers hereby agree that each will, jointly and severally, indemnify, defend and hold Fan, and each of the present directors of Fan, harmless from and against all liabilities, damages, losses, demands, claims, actions, suits, legal or other proceedings, and all liabilities, judgments, damages, losses, costs and expenses including, without limitation, reasonable attorneys’ fees (collectively “Liabilities and Costs”), which Fan or any of the directors of Fan incur, suffer, or which arise or result from or relate to any material breach of or inaccuracy in any of the representations and warranties of any of the Sellers contained herein. Without limiting any other right or remedies which Fan or any of Fan’s directors may have under applicable law and pursuant to this indemnity provision and in respect of any such breach or default, upon the occurrence of any such Liability or Cost, Fan or any director of Fan shall have the right to set off the full amount of such Liability or Cost against an equivalent value of the Shares, pro rata, from all of the Shares issued to all of the Sellers, or to take any other action against any one or more of the Sellers as may be required or appropriate to effect the indemnification hereby agreed to. This indemnification obligation shall survive the Closing for 12 months.

         16. Brokers Fees. Each party hereto represents and warrants that has not utilized the services of, and that it does not and will not have any liability to, any broker or finder in connection with this Agreement or the transactions contemplated hereby.

         17. Notices. All notices, demands, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed to the Sellers at the addresses set forth on Exhibit A or to Fan at the address set forth on the first page of this Agreement.

         18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. However, this Agreement must be signed by all the parties.

         19. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the state of Nevada.

        IN WITNESS WHEREOF, the parties to this Agreement have duly signed it effective on the 5th day of January 2001.

                                                                                                   FAN ENERGY INC.

                                                                                                   By   /s/ W. Grafham

                                                                                                   SELLERS:

                                                                             /s/ John James Shebanow

                                                                             /s/ Robert Hamblen

                                                                             /s/ John James Shebanow
                                                                           APG Associates, LLC

EXHIBIT A

Identification of Sellers

Name of Address of Each Seller                                Number of Shares
------------------------------                                ----------------

John Shebanow
5355 Capital Court, Suite 108
Reno, Nevada 89502                                               4,900,000

Robert Hamblen
6902 East Vernon Avenue
Scottsdale, Arizona 89578                                        1,000,000

Alex Gassiot
3550 Barron Way, Suite 11B
Reno, Nevada 89511                                               4,900,000

APG Associates, LLC
3550 Barron Way, Suite 11B
Reno, Nevada 89511                                               8,450,000
--------------------------------------------------------------------------

                                    Total Number of Shares      19,250,000

Security Shares

        The following Shares shall be held as Security against the note(s) summarized in Exhibit C attached to and incorporated herein.

Name of Address of Sellers giving Security                    Number of Shares
------------------------------------------                    ----------------

APG Associates, LLC
3550 Barron Way, Suite 11B
Reno, Nevada 89511                                               3,000,000
--------------------------------------------------------------------------

                        Total Number of Security Shares          3,000,000

EXHIBIT B

Assets, Rights and Property

       Equipment List
Item                             Number             FMV                EFMV
----                             ------             ---                ----

Burnishers                         11            $ 105,000         $ 1,155,000
High Clip Conveyors                3             $ 45,000           $ 135,000
Low Clip Conveyors                 3             $ 45,000           $ 135,000
Formatter Conveyor                 1             $ 125,000          $ 125,000
Certifiers                         81             $ 7,500           $ 607,500
Formatters                         27             $ 7,500           $ 202,500
Certifier Tables                   9             $ 92,000           $ 828,000
Formatter Tables                   3             $ 87,000           $ 261,000
Standalone Certifiers              16             $ 3,495            $ 55,920
Silk Screen Printer                1             $ 75,000            $ 75,000
                                                                      -------
                                                                   $3,579,920

                                             Fixtures and Equipment
                                             ----------------------

Packaging Conveyors                                               $ 30,000
Rolling Conveyors                                                    3,000
3 Carts                                                              5,000
Automatic Box Taper                                                 35,000
Pallet Jack                                                            500
Compressor                                                          25,000
Plumbing and Compressor Tank                                         5,000
Clean Room Equipment (HEPA Filters, Associated Controls)           200,000
Racking                                                              5,000
Certification Server                                                15,000
                                                                    ------
         Total                                                   $ 323,500

EXHIBIT C

Name of Maker of                                            Principal Amount
                                                            ----------------
Promissory Note                    Date of Note                 of Note
---------------------              ------------               ------------

APG Associates, LLC              January 5, 2001                600,000